As filed with the Securities and Exchange Commission on April 27, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMERICA INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	38-1998421

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1717 Main Street, MC 6404
Dallas, Texas 75201

(Address of principal executive offices) (Zip Code)

COMERICA INCORPORATED 2018
LONG-TERM INCENTIVE PLAN

(Full title of the Plan)

JOHN D. BUCHANAN
Executive Vice President - Chief Legal Officer
Comerica Incorporated
Comerica Bank
1717 Main Street, MC 6404
Dallas, Texas 75201

(Name and address of agent for service)

(214) 462-6831

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting	Smaller reporting company ☐
company)	Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock $5.00 par value	5,750,000 shares	$95.57	$549,527,500	$68,416.17

(1)        Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)        Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $96.27 (high) and $94.86 (low) sale price of the Registrant's common stock as reported on the New York Stock Exchange on April 20, 2018, which date is within five business days prior to filing this Registration Statement.
EXPLANATORY NOTE
On April 24, 2018, the shareholders of Comerica Incorporated (“Comerica” or the "Registrant") approved the Comerica Incorporated 2018 Long-Term Incentive Plan (the “2018 Plan”). Effective upon the approval of the 2018 Plan, (i) no additional awards are to be granted pursuant to the terms of the Comerica Incorporated Amended and Restated 2006 Long-Term Incentive Plan (the “Prior Plan”), (ii) awards outstanding under the Prior Plan as of April 24, 2018 shall remain in full force and effect under the Prior Plan according to their respective terms, and (iii) to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the shares subject to such award not delivered as a result thereof, including any shares that are unearned under performance awards taking into account the maximum possible payout (the "Carryover Shares"), shall again be available for awards under the 2018 Plan.
This Registration Statement is being filed to register 5,750,000 new shares of common stock authorized for issuance pursuant to the 2018 Plan, which amount excludes the Carryover Shares. Contemporaneously with the filing of this Registration Statement, the Registrant is filing post-effective amendments to Registration Statement No. 333-167261 and Registration Statement No. 333-188274 related to the Carryover Shares.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed with the Commission by Comerica are incorporated in this Registration Statement on Form S-8 (the “Registration Statement”) by reference:
1.    Comerica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;
2.    Comerica's Current Reports on Form 8-K filed with the Commission on January 24, 2018, February 8, 2018 and April 26, 2018; and
3.    The description of Comerica’s common stock, par value $5.00 per share, set forth in Comerica’s Registration Statement on Form S-4/A filed April 5, 2011 (Commission File Number 333-172211) and any amendments, reports or other filings filed with the Securities and Exchange Commission for the purpose of updating that description.

All documents subsequently filed by Comerica pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.
ITEM 4.    DESCRIPTION OF SECURITIES
Not applicable.
ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.
The validity of the securities has been passed upon by John D. Buchanan, Executive Vice President - Chief Legal Officer, and Secretary of Comerica. As of April 27, 2018, Mr. Buchanan beneficially owns or has the rights to acquire an aggregate of less than 1% of Comerica’s common stock.
ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Comerica’s certificate of incorporation provides that a director of Comerica shall not be personally liable to Comerica or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL, or (d) for any transaction from which a director derived an improper personal benefit.
In general, Comerica’s bylaws provide that Comerica shall indemnify its directors and officers to the fullest extent permitted by law. As permitted by Section 145(a) of DGCL, Comerica’s bylaws provide that Comerica shall indemnify each of its directors and officers against expenses (including attorney’s fees) incurred in connection with any proceeding (other than an action by or in the right of Comerica) involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of Comerica and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. As permitted by Section 145(b) of DGCL, Comerica’s bylaws provide that Comerica shall indemnify each of its officers and directors against expenses (including attorney’s fees) incurred in connection with any action brought by or in the right of Comerica, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of Comerica, except that if the director or officer is adjudged to be liable to Comerica, no indemnification shall be made unless and to the extent that the Court of Chancery or any other court shall deem proper, notwithstanding the adjudication of liability.
Unless prohibited by applicable law or regulation, or otherwise required by Section 18(k) of the Federal Deposit Insurance Act, as amended, the determination of whether indemnification of an officer or director is proper under the circumstances (unless ordered by a court) generally shall be made by independent legal counsel chosen by a majority of Comerica’s disinterested directors (even if such disinterested directors constitute less than a quorum) in a written opinion to the board of directors. However, as required by Section 145(c) of DGCL, Comerica must indemnify a director or officer who was successful in defense of any suit. As permitted by Section 145(e) of DGCL, Comerica’s bylaws provide that Comerica may pay expenses incurred by a director or officer in advance, upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the director or officer is not entitled to indemnity.
As permitted by Section 145(g) of DGCL, Comerica’s bylaws provide that Comerica may purchase insurance on behalf of its directors and officers against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Comerica would have the power to indemnify such person against such liability under its bylaws. Comerica maintains such insurance.
Comerica has also entered into indemnification agreements with certain of its directors and officers. In addition to the indemnification provisions described above, the indemnification agreements make mandatory the advancement of expenses upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the party is not entitled to indemnity. The indemnification agreements also provide that, to the extent there must be a determination made as to whether a party is entitled to indemnification, such determination will be made by independent legal counsel selected by a majority of disinterested directors, or, for two years following a change of control, by the party claiming indemnification. Further, the indemnification agreements extend the benefits described above to the party’s spouse.
Pursuant to Section 13(k) of the 2018 Plan, no member of Comerica's Board of Directors or its Governance, Compensation and Nominating Committee or any designated officer or employee (each, an "Indemnified Person") shall have any liability to any person (including, without limitation, any participant in the 2018 Plan) for any action, failure to act, determination or interpretation made in good faith with respect to the 2018 Plan or any award granted thereunder. Comerica shall indemnify an I ndemnified Person for all costs and expenses and, to the fullest extent permitted by applicable law and Comerica's governing documents, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with the administration of the 2018 Plan and the awards granted thereunder.
The foregoing is only a general summary of Comerica’s indemnification agreements and certain aspects of Delaware law and Comerica’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Comerica’s indemnification agreements, Section 145 of the DGCL and the certificate of incorporation and the bylaws of Comerica.
ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8.    EXHIBITS.

Item 601 Regulation S-K Exhibit Reference Number	Description of Document

4.1(a)	Restated Certificate of Incorporation of Comerica Incorporated (filed as Exhibit 3.2 to Registrant's Current Report on Form 8-K dated August 4, 2010, and incorporated herein by reference).

4.1(b)
Certificate of Amendment to Restated Certificate of Incorporation of Comerica Incorporated (filed as Exhibit 3.2 to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Comerica Incorporated (filed as Exhibit 3.3 to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and incorporated herein by reference).

4.3	Comerica Incorporated 2018 Long-Term Incentive Plan (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated April 24, 2018, and incorporated herein by reference).

5.1	Opinion and Consent of John D. Buchanan as to the legality of the securities being registered.*

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of John D. Buchanan, legal counsel (contained in Exhibit 5).*

24	Powers of Attorney (included on the signature pages hereto).*

*  Filed herewith.

ITEM 9.    UNDERTAKINGS.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 27, 2018.

COMERICA INCORPORATED

By:	/s/ Ralph W. Babb, Jr.
Ralph W. Babb, Jr.
Chairman and Chief Executive Officer

We, the undersigned directors and officers of Comerica Incorporated, do hereby constitute and appoint John D. Buchanan and Nicole V. Gersch, and each of them severally, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of April 27, 2018:

/s/ Ralph W. Babb, Jr.
Ralph W. Babb, Jr.
Chairman, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Muneera S. Carr
Muneera S. Carr
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Mauricio A. Ortiz
Mauricio A. Ortiz
Senior Vice President and Chief Accounting Officer
(Principal Accounting Officer)

/s/ Michael E. Collins
Michael E. Collins
Director

/s/ Roger A. Cregg
Roger A. Cregg
Director

/s/ T. Kevin DeNicola
T. Kevin DeNicola
Director

/s/ Jacqueline P. Kane
Jacqueline P. Kane
Director

/s/ Richard G. Lindner
Richard G. Lindner
Director

/s/ Barbara R. Smith
Barbara R. Smith
Director

/s/ Robert S. Taubman
Robert S. Taubman
Director

/s/ Reginald M. Turner, Jr.
Reginald M. Turner, Jr.
Director

/s/ Nina G. Vaca
Nina G. Vaca
Director

/s/ Michael G. Van de Ven
Michael G. Van de Ven
Director